EXHIBIT 99.1

NEWS RELEASE for August 10, 2005 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 54 PERCENT INCREASE IN YEAR-OVER-YEAR NET INCOME

FOR 2005 SECOND QUARTER AND FIRST SIX MONTHS

Seventh Consecutive Profitable Quarter

DEARBORN, MI (August 10, 2005) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported its seventh consecutive profitable quarter with a 54 percent year-over-year increase in net income and higher gross margins for both its second quarter and six months ended June 30, 2005. These results were positively impacted by global diversification, continued adoption by automotive manufacturers and consumers of the Company’s proprietary Climate Control Seat™ (CCS™) system, especially in sedans and mid-sized luxury vehicles, improved purchasing and manufacturing efficiencies and controlled operating expenses.

Revenues for this year’s second quarter and first six months were $8.6 million and $17.5 million, respectively, compared with revenues of $8.6 million and $17.6 million for the prior year periods. While revenues remained flat year-over-year, strong sales of CCS to Asian vehicle manufacturers, including the addition of the Nissan Fuga and Infiniti M45 which were launched with CCS as an option in the 2004 second and fourth quarters, respectively, continued to offset lower sales to North American manufacturers.

Net income for both the second quarter and first six months of 2005 improved 54 percent to $454,000, or $0.02 per share, and $916,000, or $0.04 per share, compared with $295,000, or $0.02 per basic share and $0.01 per fully diluted share, and $596,000, or $0.03 per share, for the 2004 comparable periods. Gross margins as a percentage of revenue for the 2005 second quarter and six months improved to 28.7 percent and 28.1 percent, respectively, from 25.9 percent and 24.6 percent in the prior year’s second quarter and first six months.

The Company’s balance sheet as of June 30, 2005 continued to improve with cash, cash equivalents and short-term investments increasing to $10.0 million, up from $7.6 million at December 31, 2004. Shareholders’ equity of $12.6 million was up from $10.2 million in 2004, and Amerigon has no bank debt.

President & CEO Daniel R. Coker commented, “We continue to show solid bottom line performance in a tough marketplace, particularly in North America, thanks to our focus on productivity and cost controls. At the same time, we have extended our customer base from the SUV lines, where we started and which are bearing the brunt of the industry’s decline, to sedans and mid-sized luxury vehicles that are less affected by fuel prices, as well as to Asian customers not as affected by the industry’s problems. Also, we continue to receive very positive feedback from customer surveys that show our Climate Control Seat system to be a highly popular feature, valued by manufacturers and car buyers alike.”

Early in the quarter, Amerigon announced that two new vehicle lines will offer CCS as an option - the all-new 2006 Buick Lucerne luxury sedan and the new 2006 Lincoln Zephyr luxury sedan. Both vehicle lines are expected to be in dealer showrooms during the third quarter of this year. These announcements were followed by another in July stating that CCS is now a standard feature on the 2005 Toyota Century luxury limousine sold primarily in Japan. With the addition of these vehicles, CCS will be available on 18 vehicle lines made by five major automotive manufacturers – Ford, General Motors, Toyota, Nissan and Hyundai.

CCS was also one of a select group of advanced technologies featured by General Motors at the SAE (Society of Automotive Engineers) 2005 World Congress international automotive trade conference in April. CCS was among the innovations included in a specially equipped Cadillac STS SAE 100 Technology Integration Vehicle featured during the presentation and on display at the conference.

In June, Amerigon made the first shipments of its latest generation of CCS, which is based upon the Company’s new Micro-Thermal Module II™ (MTM II™) technology. The shipments were made to the Cadillac division of General Motors for use in the new model year 2006 Cadillac DTS luxury sedan due in dealer show rooms in the Fall. MTM II contains a number of enhancements, including advanced thermoelectric technology, a more efficient fan and a redesigned electronic control module. These combined improvements increase the heating and cooling efficiency of CCS and simplifies packaging in vehicle seats.

The Company’s BSST subsidiary continued to make progress during the quarter as team members and resources were added to accelerate the previously announced product development programs with Visteon Corporation (NYSE:VC) and Carrier Corporation to expand the market for thermoelectric-based automotive and non-automotive products. BSST also leads the development of an efficient and practical thermoelectric system that will improve fuel economy for the Department of Energy (“DOE”). The BSST lead team successfully completed Phase I of this program, and were advanced to Phase II by the DOE.

“We believe that it is important for us to be an integral part of the industry’s focus on energy conservation and recovery,” Coker added. “We are confident that in the coming years, this will be a high growth and profitable market.”

Coker said that for 2005 the Company expects year-over-year growth in CCS unit volume and revenue to be in the 10 percent range, which is at the lower end of previous expectations, and to achieve its second full year of profitability. Increased revenue from newly launched vehicles and from strong sales to Asian customers will be partially offset by lower sales on North American programs. It has to be noted that the North American market is a turbulent market, and that this guidance assumes that North American vehicle sales do not deteriorate further and that currently scheduled product launches on the Buick Lucerne, Lincoln Zephyr and other vehicles occur on time and at forecasted volumes.

Selling, general and administrative (SG&A) expense in this year’s second quarter and six months was $1.5 million and $2.9 million, respectively, compared with $1.4 million and $2.7 million in the prior year periods reflecting costs associated with a proposed change to Michigan from California as Amerigon’s state of incorporation, and costs associated with the Company’s compliance with certain provisions of the Sarbanes-Oxley Act of 2002. These increased costs were partially offset by the elimination of $73,000 for the second quarter and $146,000 for the first six months in amortization relating to the Value Participation Agreement (VPA) with the Ford Motor Company warrant valuation which became fully amortized on December 31, 2004 when the agreement expired.

Research and development expenses for the second quarter and first six months of 2005 were up slightly to $656,000 and $1.3 million, respectively, from $561,000 and $1.2 million in the prior year periods, reflecting higher costs associated with added future vehicle programs and higher prototype costs associated with the next generation of CCS design.

The 2005 second quarter and six months results included $40,000 and $48,000, respectively, of development expense for BSST that was not fully reimbursed by BSST partners, as compared with $69,000 and $136,000 in the year-earlier periods.

The 18 vehicle lines offering CCS are the Lincoln Navigator SUV, Lexus LS 430 luxury sedan, Toyota Celsior luxury sedan, Infiniti M45 luxury sports sedan, Ford Expedition SUV, Lincoln Aviator SUV, Infiniti Q45 luxury sedan, Lincoln LS luxury sedan, Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac DTS luxury sedan, Hyundai Equus luxury sedan, Nissan Cima luxury sedan, Nissan Fuga mid-sized sedan, 2006 Buick Lucerne luxury sedan, 2006 Lincoln Zephyr luxury sedan and the Toyota Century luxury limousine.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EDT (Eastern). The dial-in number for the call is 1-800-253-6872. A live webcast and archive of the call can be accessed in the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers. CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England. Amerigon’s subsidiary, BSST, is developing products using its proprietary, high-efficiency thermoelectric devices (TED). It has development contracts with industry leading partners to expand the market for TED-based automotive and non-automotive products.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending June 30, 2005 and its Form 10-K for the year ended December 31, 2004.

TABLES FOLLOW

AMERIGON REPORTS 2005 SECOND QUARTER, SIX-MONTH RESULTS

Page 4-4-4

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Product revenues	$8,562	$8,630	$17,519	$17,591
Cost of sales	6,104	6,394	12,597	13,267

Gross margin	2,458	2,236	4,922	4,324
Operating costs and expenses:
Research and development	656	561	1,287	1,183
Selling, general and administrative	1,464	1,436	2,930	2,652

Total operating costs and expenses	2,120	1,997	4,217	3,835

Operating income	338	239	705	489
Interest income	66	6	111	7
Other income	50	50	100	100

Net income	$454	$295	$916	$596

Basic earnings per share:
Common Stock	$0.02	$0.02	$0.04	$0.03

Convertible Preferred Stock	$0.02	$0.02	$0.04	$0.03

Diluted earnings per share	$0.02	$0.01	$0.04	$0.03

Weighted average number of shares – basic
Common Stock	15,516	12,689	15,214	12,554

Convertible Preferred Stock (as converted)	5,373	5,373	5,373	5,373

Weighted average number of shares – diluted	16,132	15,191	15,865	14,970

MORE - MORE – MORE

AMERIGON REPORTS 2005 SECOND QUARTER, SIX-MONTH RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$1,547	$1,078
Short-term investments	8,425	6,525
Accounts receivable, less allowance of $257 and $59, respectively	5,258	4,763
Inventory:
Raw materials	1,610	1,622
Finished Goods	121	279

Total Inventory	1,731	1,901
Prepaid expenses and other assets	411	308

Total current assets	17,372	14,575
Property and equipment, net	1,233	1,385
Patent costs, net of accumulated amortization of $4 and $4, respectively	492	333

Total assets	$19,097	$16,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,529	$3,199
Accrued liabilities	1,843	1,605
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	5,572	5,004
Deferred manufacturing agreement – long term portion	950	1,050

Total liabilities	6,522	6,054

Shareholders’ equity:
Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at June 30, 2005 and December 31, 2004; liquidation preference of $11,520 June 30, 2005 and December 31, 2004	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 15,516,020 and 14,693,251 issued and outstanding at June 30, 2005 and December 31, 2004, respectively	52,697	51,277
Paid-in capital	20,202	20,202
Accumulated deficit	(68,591)	(69,507)

Total shareholders’ equity	12,575	10,239

Total liabilities and shareholders’ equity	$19,097	$16,293

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